Exhibit 99.1

CONTACTS: Timothy K. Zimmerman President & Chief Executive Officer 412.856.0363

RELEASE DATE: January 20, 2011	Colleen M. Brown Chief Financial Officer 412.856.0363
STANDARD FINANCIAL CORP. ANNOUNCES
FIRST QUARTER EARNINGS
Monroeville, Pennsylvania — January 20, 2011 — Standard Financial Corp. (NasdaqCM: STND), the holding company for Standard Bank PaSB, (the “Company”) today announced first quarter earnings of $17,949 for the three month period ended December 31, 2010. Net income for the Company’s first quarter as a public company was significantly impacted by a $1.4 million one-time contribution to Standard Charitable Foundation ($908,000 after tax impact). This contribution represented $1.2 million or 3.5% of the stock issued on October 6, 2010 and $200,000 in cash. Excluding the after tax impact of the contribution, operating earnings would have been $926,000 or $0.27 per share for the quarter ended December 31, 2010 compared to net income of $855,000 for the prior year quarter representing an 8.3% increase. Annualized return on average assets and average equity were 0.02% and 0.10%, respectively, (0.85% and 4.94%, respectively, excluding the one-time charitable foundation contribution) for the quarter ended December 31, 2010. The comparable ratios for the quarter ended December 31, 2009 were 0.88% and 8.01%, respectively.
In making this announcement, Timothy K. Zimmerman, President & CEO, noted, “We are pleased to report a solid quarter of operating earnings and the one-time funding of the Standard Charitable Foundation. The earnings, without the contribution, show strong results despite the difficult economic environment and current interest rate environment. We showed stable earnings while increasing our provision for loan losses and absorbing additional expenses relating to operating as a public company. Non-performing loans at December 31, 2010 remained relatively stable compared to the balance at September 30, 2010.”
Excluding the impact of the charitable foundation contribution, net income for the quarter ended December 31, 2010 increased $71,000 compared to the prior year quarter. The increase was primarily the result of an increase in net interest income of $453,000 or 15.8% partly offset by increases in the provision for loan losses and non-interest expenses for the quarter ended December 31, 2010 compared to the prior year quarter. Net interest income increased primarily as a result of earnings on the proceeds received in the stock conversion that closed on October 6, 2010.
The provision for loan losses was $350,000 for the current quarter compared to $129,000 for the quarter ended December 31, 2009. Non-performing loans at December 31, 2010 were $4.0 million or 1.35% of total loans compared to $3.9 million or 1.37% of total loans at September 30, 2010 and $892,000 or 0.32% of total loans at December 31, 2009. The increase from December 31, 2009 to December 31, 2010 was due primarily to two commercial loan participations with outstanding balances approximating $2.4 million.
Total non-interest expenses (excluding the one-time charitable contribution) were $2.3 million for the quarter ended December 31, 2010 compared to $2.0 million for the quarter ended December 31, 2009. The $321,000, or 16.1%, increase was due mainly to higher personnel related costs and other operating expenses.
Total assets were $431.5 million at December 31, 2010 compared to $435.1 million at September 30, 2010.
Standard Financial Corp. is the parent company of Standard Bank, a Pennsylvania chartered savings bank which operates ten offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank is a Member of the FDIC and an Equal Housing Lender.
This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.
(More)

Standard Financial Corp.
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2010	2009
OPERATIONS DATA:
Interest and Dividend Income	$4,651	$4,609
Interest Expense	1,339	1,750

Net Interest Income	3,312	2,859
Provision for Loan Losses	350	129

Net Interest Income after Provision for Loan Losses	2,962	2,730
Noninterest Income	617	596
Contribution to Standard Charitable Foundation	1,376	—
Noninterest Expenses	2,315	1,994

Income (Loss) before Income Tax Expense (Benefit)	(112)	1,332
Income Tax (Benefit) Expense	(130)	477

Net Income	$18	$855

Earnings Per Share (EPS)	Not Meaningful	Not Applicable
Annualized Return on Average Assets (ROA)	0.02%	0.88%
Annualized Return on Average Equity (ROE)	0.10%	8.01%
Net Interest Spread	3.05%	3.08%

	December 31,	September 30,
	2010	2010
FINANCIAL CONDITION DATA:
Total Assets	$431,514	$435,103
Cash and Cash Equivalents	9,145	38,988
Total Investment Securities	100,077	77,537
Loans Receivable, Net	290,254	286,066
Deposits	312,095	316,217
Borrowed Funds	42,039	41,249
Total Equity	74,642	45,334

Allowance for Loan Losses to Loans Receivable	1.42%	1.38%
Non-Performing Assets to Total Assets	1.14%	1.10%
Non-Performing Loans to Total Loans	1.35%	1.37%
Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business. Operating earnings exclude the effects of certain items that are unusual or non-recurring. We believe that our operating earnings provide useful supplemental information to both management and investors in evaluating the Company’s financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data calculated in accordance with GAAP. Additionally, the method used to calculate our operating earnings may differ from that of other companies reporting measures with similar names.
Reconcililations of the Company’s GAAP net income and operating earnings for the three months ended December 31, 2010 and 2009 are presented below.
Standard Financial Corp.
Reconciliation of GAAP Net Income and Operating Earnings
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2010	2009
OPERATIONS DATA:
GAAP Net Income	$18	$855
Adjustments to GAAP Net Income
Contribution to Standard Charitable Foundation	1,376	—
Tax effect	(468)	—

Operating Earnings	$926	$855

GAAP Earnings Per Share	$—	Not Applicable
Adjustments to GAAP Earnings Per Share
Contribution to Standard Charitable Foundation, net of tax	0.27

Operating Earnings Per Share	$0.27